Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

BANC OF CALIFORNIA, INC.,

BANC OF CALIFORNIA, NATIONAL ASSOCIATION,

CS FINANCIAL, INC.,

THE SELLERS
(as defined herein)

and

THE SELLERS’ REPRESENTATIVE
(as defined herein)

___________________________
Dated as of October 25, 2013
___________________________

Page

ARTICLE I	THE MERGER	2
1.1	The Merger	2
1.2	Effective Time	2
1.3	Closing	2
1.4	Articles of Incorporation and Bylaws of the Surviving Corporation	2
1.5	Reserved	2
1.6	Effects of the Merger	2
1.7	Conversion of Stock	3
1.8	Delivery of Merger Consideration	4
1.9	Tax Treatment of Certain Payments	7
ARTICLE II	REPRESENTATIONS AND WARRANTIES OF COMPANY	7
2.1	Corporate Organization	8
2.2	Capitalization	9
2.3	Authority; No Violation	9
2.4	Consents and Approvals	10
2.5	Reports	10
2.6	Financial Statements	11
2.7	Undisclosed Liabilities	12
2.8	Absence of Certain Changes or Events	12
2.9	Legal Proceedings	12
2.10	Taxes and Tax Returns	13
2.11	Employee Benefit Plans	15
2.12	Labor Matters	18
2.13	Compliance with Applicable Law	19
2.14	Material Contracts	19
2.15	Agreements with Regulatory Agencies	21
2.16	Investment Securities	21
2.17	Derivative Instruments	22
2.18	Environmental Liability	22
2.19	Insurance	23
2.20	Title to Property	23
2.21	Intellectual Property	25
2.22	Broker’s Fees	25
2.23	No Investment Adviser	25
2.24	Loans	25
2.25	Related Party Transactions	27
2.26	Takeover Laws	27
2.27	Approvals	27
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLERS	28
3.1	Authority; No Violation	28
3.2	Consents and Approvals	29
3.3	Title to Company Common Stock	29
i

(continued)
3.4	Broker’s Fees	29
3.5	Investment Decision	29
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER	30
4.1	Corporate Organization	30
4.2	Capitalization	30
4.3	Authority; No Violation	31
4.4	Consents and Approvals	32
4.5	Legal Proceedings	32
4.6	Available Funds	32
4.7	Broker’s Fees	32
4.8	Approvals	32
ARTICLE V	COVENANTS RELATING TO CONDUCT OF BUSINESS	33
5.1	Conduct of Business of Company Prior to the Closing Date	33
5.2	Forbearances of Company	33
ARTICLE VI	ADDITIONAL AGREEMENTS	35
6.1	Efforts and Actions to Cause the Closing to Occur	35
6.2	Access to Information	37
6.3	Public Disclosure	37
6.4	Further Assurances	37
6.5	Legend	37
6.6	Notification of Certain Matters	38
6.7	Company Shareholder Approval	38
6.8	Parent Restricted Stock Grant	38
6.9	Section 338(h)(10) Election	39
ARTICLE VII	CONDITIONS PRECEDENT	40
7.1	Conditions to Each Party’s Obligation to Effect the Closing	40
7.2	Conditions to Obligations of Parent and Buyer	41
7.3	Conditions to Obligations of Company	42
ARTICLE VIII	TERMINATION AND AMENDMENT	42
8.1	Termination	42
8.2	Effect of Termination	43
8.3	Expenses	43
8.4	Amendment	43
8.5	Extension; Waiver	43
ARTICLE IX	INDEMNIFICATION	44
9.1	Indemnification of Parent and Buyer	44
9.2	Indemnification Procedures	44

(continued)
9.3	Insurance Proceeds	45
9.4	Set-off	45
9.5	No Consequential Damages, etc.	45
9.6	Sellers’ Representative	45
ARTICLE X	GENERAL PROVISIONS	47
10.1	Survival of Representations, Warranties and Agreements	47
10.2	Notices	47
10.3	Interpretation	48
10.4	Counterparts	48
10.5	Entire Agreement	49
10.6	Governing Law: Venue: WAIVER OF JURY TRIAL	49
10.7	Specific Performance	49
10.8	Additional Definitions	50
10.9	Severability	51
10.10	Alternative Structure	51
10.11	Assignment; Third-Party Beneficiaries	51
10.12	Headings	52

Schedule A:	Sellers
Schedule B:	Allocation of Merger Consideration Among Sellers
Schedule C:	Allocation of Stock Consideration to Certain Company Employees
Exhibit A:	Employment Agreement between Pacific Trust Bank (predecessor to Banc of California, National Association) and Jeffrey Seabold
Exhibit B:	Form of Restricted Stock Agreement between Banc of California, Inc. and Mark Cohen
Exhibit C:	Form of Written Consent
Exhibit D:	Form of Note

INDEX OF DEFINED TERMS
	Section		Section

Accounting Firm	6.9(d)	ERISA Affiliate	2.11(n)(ii)
Action	9.2(a)	Excluded Taxes	10.8
Affiliate	2.24(a)	Federal Reserve	4.4
Agreement	Preamble	Final Section 338 Allocation	6.9(d)
Agreement of Merger	1.2	GAAP	2.6(a)
Agreement Option	Recitals	Governmental Entity	2.4
Balance Sheet	2.6(a)	Indemnified Party	9.2(a)
Balance Sheet Date	2.6(a)	Indemnifying Party	9.2(a)
Business Day	10.8	Intellectual Property	2.21(e)
Buyer	Preamble	Interim Period	2.10(p)(i)
Buyer Disclosure Schedule	10.8	IRS	2.10(k)
Buyer Indemnitees	9.1(a)	Knowledge	10.8
Buyer Material Adverse Effect	10.8	Law or Laws	10.8
Cancelled Shares	1.7(c)	Leased Premises	2.20(a)
Cash Consideration	1.7(b)(i)	Letter of Transmittal	1.8(a)
Certificate	1.8(a)	Lien	2.1(b)
CGCL	1.1	Loan Documentation	2.24(a)
Closing	1.3	Loans	2.24(a)
Closing Date	1.3	Material Adverse Effect	10.8
Closing Date Consideration	1.8(b)	Material Contract	2.14(a)
Code	1.8(d)	Materially Burdensome Regulatory
Company	Preamble	Condition	6.1(a)
Company Articles of Incorporation	2.1(a)	Merger	Recitals
Company Benefit Plans	2.11(a)	Merger Consideration	1.7(b)
Company Bylaws	2.1(a)	Merger Sub	Recitals
Company Common Stock	Recitals	Multiemployer Plan	2.11(g)
Company Disclosure Schedule	10.8	Multiple Employer Plan	2.11(g)
Company Financial Statements	2.6(a)	Nonqualified Deferred Compensation
Company Intellectual Property	2.21(a)	Plan	2.11(d)
Company Policies	2.19	Note Amount	1.8(b)
Company Regulatory Agreement	2.15	Obligor	2.24(a)
Company Subsidiaries	2.1(b)	Organizational Documents	10.8
Company Subsidiary	2.1(b)	Owned Real Property	2.20(a)
Controlled Group Liability	2.11(n)(i)	Parent	Preamble
Corporate Entity	10.8	Parent Capitalization Date	4.2
Damages	9.1(a)	Parent Common Stock	1.7(a)
Delaware Courts	10.6(b)	Parent Non-Voting Common Stock	1.7(a)
Derivative Transactions	2.17	Parent Options	4.2
Dissenting Shareholder	1.7(e)	Parent Share Value	10.8
Dissenting Shares	1.7(e)	Parent Voting Common Stock	1.7(a)
Earnout Consideration	1.8(b)	party or parties	10.8
Effective Time	1.2	PBGC	2.11(l)
Environmental Laws	2.18(a)	Permitted Encumbrances	2.20(b)
ERISA	2.11(a)	Person	10.8

INDEX OF DEFINED TERMS

	Section		Section

Personal Property	2.20(e)	Section 338 Forms	6.9(c)
Pool	2.24(e)	Securities Act	2.2
Post-Closing Period	2.10(p)(ii)	Seller	Preamble
Pre-Closing Period	2.10(p)(iii)	Sellers	Preamble
Pro Rata Share	10.8	Sellers’ Representative	Preamble
Property Taxes	10.8	Shares	Recitals
Qualified Plan	2.11(e)	Stock Consideration	1.7(b)(ii)
Real Property Leases	2.20(a)	Subsidiary	2.1(b)
Regulatory Agencies	2.5	Surviving Corporation	Recitals
Regulatory Approvals	6.1(a)	Tax or Taxes	2.10(p)(iv)
Reports	2.5	Tax Return	2.10(o)(v)
Requisite Shareholder Approval	2.3(a)	Tenant Leases	2.20(a)
Seabold Employment Agreement	Recitals	Third-Party Claim	9.2(a)
Section 338 Allocation Schedule	6.9(d)	Written Consent	6.7
Section 338 Election	6.9(a)

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of October 25, 2013, is by and among Banc of California, Inc., a Maryland corporation (“Parent”), Banc of California, National Association, a national banking association (“Buyer”), CS Financial, Inc., a California corporation (“Company”), each selling stockholder listed on Schedule A (each, a “Seller” and collectively, “Sellers”) and Jeffrey Seabold, as the Sellers’ Representative (the “Sellers’ Representative”).

RECITALS

A.           WHEREAS, the boards of directors of Company, Parent and Buyer have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the strategic business combination transaction provided for in this Agreement in which a newly formed California corporation and Subsidiary of Buyer (“Merger Sub”) will, on the terms and subject to the conditions set forth in this Agreement, merge with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

B.           WHEREAS, each Seller is the record and beneficial owner of the number of shares of common stock, no par value per share, of Company (the “Company Common Stock”) set forth opposite such Seller’s name on Schedule A, and Sellers are the record and beneficial owners of, in the aggregate, 100% of the issued and outstanding shares of the Company Common Stock (the “Shares”);

C.           WHEREAS, Buyer has entered into an Employment Agreement, dated as of May 13, 2013, with Mr. Seabold (the “Seabold Employment Agreement”), pursuant to which Buyer and Parent together acquired an exclusive option to enter into an agreement to acquire Company (the “Agreement Option”);

D.           WHEREAS, Buyer and/or Parent has delivered written notice to Mr. Seabold and Company within the time period required by the Seabold Employment Agreement of their intention to exercise the Agreement Option; and

E.           WHEREAS, the parties desire to enter into this Agreement to provide for the acquisition of Company by Buyer pursuant to the Merger, to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.  Subject to the terms and conditions of this Agreement, including Section 10.10, in accordance with the California General Corporation Law (the “CGCL”), at the Effective Time, Merger Sub shall merge with and into Company.  Company shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of California.  As of the Effective Time, the separate corporate existence of Merger Sub shall cease.

1.2 Effective Time.  The Merger shall become effective upon filing on the Closing Date of an Agreement of Merger (the “Agreement of Merger”) with the Secretary of State of the State of California as provided in Section 1103 of the CGCL.  The term “Effective Time” shall be the date and time when the Secretary of State of the State of California accepts the Agreement of Merger for filing in accordance with Section 1103 of the CGCL.

1.3 Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place, subject to the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the waiver or satisfaction of those conditions and the continued satisfaction or waiver of the other conditions set forth in Article VII), at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, on a date selected by Buyer that is no later than 14 calendar days after the date hereof provided that such date may be extended by Parent or Buyer to the extent necessary to obtain all Regulatory Approvals, but may not be extended by Parent or Buyer beyond February 28, 2014 without the consent of the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed) (the date on which the Closing occurs, the “Closing Date”).

1.4 Articles of Incorporation and Bylaws of the Surviving Corporation.  At the Effective Time, the articles of incorporation and the bylaws of the Company in effect immediately prior to the Effective Time (subject to any amendment to the articles of incorporation set forth in the Agreement of Merger) shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.  The directors of Merger Sub and the officers of Company immediately prior to the Effective Time shall serve as the directors and officers of the Surviving Corporation, respectively, until their successors are duly appointed or elected in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

1.5 Reserved.

1.6 Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the CGCL.

1.7 Conversion of Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Buyer, Merger Sub, Company or the holder of any of the following securities:

(a) No Effect on Parent Capital Stock.  Each share of (i) common stock, par value $0.01 per share, of Parent (the “Parent Voting Common Stock”), (ii) Class B Non-Voting Common Stock, par value $0.01 per share, of Parent (the “Parent Non-Voting Common Stock” and, together with the Parent Voting Common Stock, the “Parent Common Stock”), and preferred stock, par value $0.01 per share, of Parent outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b) Conversion of Company Common Stock.  Each Share issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares) shall be converted into the right to receive the following aggregate consideration (the “Merger Consideration”), provided that the Merger Consideration shall only be delivered on such terms and on such dates as set forth in Section 1.8:

(i) $4,650,000 in cash, without interest (the “Cash Consideration”); and

(ii) up to 266,572 validly issued, fully paid and nonassessable shares of Parent Voting Common Stock, subject to adjustment in accordance with Section 1.7(d) (together with any cash in lieu of fractional shares of Parent Voting Common Stock to be paid pursuant to Section 1.8(f), the “Stock Consideration”).

By execution of this Agreement, each Seller hereby (1) consents to the allocation of Cash Consideration and Stock Consideration among the Sellers and their assigns as set forth on Schedule B and Schedule C; (2) assigns any and all right to receive the number of shares of Parent Voting Common Stock included in the Stock Consideration and set forth on Schedule C to the employees of Company set forth on Schedule C in the form of Parent Voting Common Stock restricted stock awards, in accordance with and subject to Section 6.8; and (3) waives any and all claims against Parent, Buyer and their respective Affiliates in respect of the payment and allocation of the Merger Consideration among the Sellers and their assigns hereunder (including under Section 4(a) of the Seabold Employment Agreement).

(c) Cancellation of Certain Shares of Company Stock.  All Shares issued and outstanding immediately prior to the Effective Time that are owned directly by Parent, Buyer, Merger Sub or Company (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Parent, Buyer, Merger Sub or Company in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).

(d) Adjustments to Prevent Dilution.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Stock Consideration and any other dependent items, as applicable, shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.

(e) Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by a Seller who is entitled to demand, and who properly demands, the fair market value of such shares pursuant to, and who complies in all respects with, Chapter 13 of the CGCL (a “Dissenting Shareholder”) shall not be converted into the right to receive the Merger Consideration.  For purposes of this Agreement, “Dissenting Shares” means any Shares as to which a Dissenting Shareholder thereof has properly exercised a demand for fair market value pursuant to Chapter 13 of the CGCL.  At the Effective Time, all Dissenting Shares shall be cancelled and retired and shall cease to exist.  No Dissenting Shareholder shall be entitled to any Merger Consideration in respect of any Dissenting Shares unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to demand fair market value of its Dissenting Shares under the CGCL, and any Dissenting Shareholder shall be entitled to receive only the payment provided by Chapter 13 of the CGCL with respect to the Dissenting Shares owned by such Dissenting Shareholder and not any Merger Consideration.  Company shall give Parent (i) prompt notice of any written demands for fair market value, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law received by Company relating to Sellers’ demands for fair market value and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair market value under the CGCL.  Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair market value of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

1.8 Delivery of Merger Consideration.

(a) As soon as reasonably practicable after the Effective Time, Parent and Buyer shall mail to each Seller holding certificates representing Shares (each, a “Certificate”) that were converted into the right to receive a portion of the Merger Consideration pursuant to Section 1.7 each of the following:  (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s)) to Buyer and shall be substantially in such form and have such other provisions as shall be prescribed by Parent and Buyer) (the “Letter of Transmittal”); and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration and any dividends or distributions to which such Seller is entitled pursuant to this Section 1.8 upon surrender of such Certificate(s).

(b) Upon surrender to Buyer of its Certificate(s), accompanied by a properly completed Letter of Transmittal, each Seller will be entitled to receive, reasonably promptly after the Effective Time, the amount of the Cash Consideration and Stock Consideration set forth in the column entitled “Closing Date Consideration” in Schedule B in respect of the Shares represented by such Seller’s Certificate(s) (collectively, the “Closing Date Consideration”);

provided that if and only if the Closing Date is before January 1, 2014, then the Cash Consideration shall be reduced by $3,150,000 (the “Note Amount”) and Parent shall instead issue a noninterest-bearing note, substantially in the form of Exhibit D and due January 2, 2014, to the Seller specified on Schedule B in the principal amount of the Note Amount upon surrender to Buyer of its Certificate(s), accompanied by a properly completed Letter of Transmittal, and subject to the other terms and conditions hereof.  Each Seller also will be entitled to receive the amount of the Stock Consideration set forth in the column entitled “Earnout Consideration” in Schedule B in respect of the Shares represented by such Seller’s Certificate(s) (collectively, the “Earnout Consideration”) if and only if such Seller’s Certificate(s), accompanied by a properly completed Letter of Transmittal, have been surrendered to Buyer and subject to the satisfaction of the following terms and conditions:

(i) one-third of the Earnout Consideration shall be due and payable to such Seller upon the later of the first anniversary of the Closing Date and the date on which originations held for sale by Buyer’s Residential Lending Division (beginning from and after the Closing Date), as reflected on the books and records of Buyer, equal at least $1 billion (excluding the direct impact of any acquisition or business combination activity involving Buyer’s Residential Lending Division or Company from and after the date hereof other than the Merger);

(ii) one-third of the Earnout Consideration shall be due and payable to such Seller upon the later of the second anniversary of the Closing Date and the date on which originations held for sale by Buyer’s Residential Lending Division (beginning from and after the Closing Date), as reflected on the books and records of Buyer, equal at least $2 billion (excluding the direct impact of any acquisition or business combination activity involving Buyer’s Residential Lending Division or Company from and after the date hereof other than the Merger); and

(iii) one-third of the Earnout Consideration shall be due and payable to such Seller upon the later of the third anniversary of the Closing Date and the date on which originations held for sale by Buyer’s Residential Lending Division (beginning from and after the Closing Date), as reflected on the books and records of Buyer, equal at least $3 billion (excluding the direct impact of any acquisition or business combination activity involving Buyer’s Residential Lending Division or Company from and after the date hereof other than the Merger).

Until a Certificate is surrendered in accordance with this Section 1.8(b), it shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration upon surrender of such Certificate in accordance with, and any dividends or distributions to which such Seller is entitled pursuant to, this Section 1.8.  Delivery of any portion of the Merger Consideration to a Seller pursuant to this Section 1.8(b) shall be made to the address set forth in such Seller’s Letter of Transmittal, unless such Seller provides written notice of a different address to Parent and Buyer.

(c) No dividends or other distributions with respect to Parent Voting Common Stock shall be paid to a Seller holding any unsurrendered Certificate(s) with respect to the Stock Consideration represented thereby, in each case unless and until the surrender of such

Certificate(s) in accordance with this Section 1.8.  Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate(s) in accordance with this Section 1.8, such Seller shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of the Parent Voting Common Stock included in the Closing Date Consideration represented by such Certificate(s) and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole shares of the Parent Voting Common Stock included in the Closing Date Consideration represented by such Certificate(s) with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Voting Common Stock included in the Closing Date Consideration issuable with respect to such Certificate(s).

(d) In the event of a transfer of ownership of a Certificate representing Shares that is not registered in the stock transfer records of Company, the Merger Consideration deliverable in respect thereof shall be delivered in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Parent and Buyer that the Tax has been paid or is not applicable.  Parent and Buyer shall be entitled to deduct and withhold from any cash portion of the Merger Consideration, cash dividends or distributions payable pursuant to Section 1.8(c) and any other cash amounts otherwise payable pursuant to this Agreement to any holder of Shares (including with respect to any Dissenting Shares) such amounts as Parent or Buyer, as the case may be, is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law, with respect to the making of such payment.  To the extent the amounts are so withheld by Parent or Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of whom such deduction and withholding was made by Parent or Buyer, as the case may be.

(e) From and after the Effective Time, there shall be no transfers on the stock transfer books of Company of any Shares that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such Shares are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration deliverable in respect thereof in accordance with Section 1.7 and this Section 1.8.

(f) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Parent Voting Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Voting Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.  In lieu of the issuance of any such fractional share of Parent Voting Common Stock, Parent or Buyer shall pay to each Seller who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Parent Share Value by (ii) the fraction of a share (after taking into account all Shares held by such Seller at the Effective Time and rounded to the nearest one ten-thousandth when expressed in decimal form) of Parent Voting Common Stock to which such Seller would otherwise be entitled to receive pursuant to Section 1.7 and Section 1.8.  The parties acknowledge that payment of cash in lieu of issuing fractional shares of Parent Voting Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(g) None of Parent, Buyer, Company or any other person shall be liable to any former holder of Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or Buyer, the posting by such person of a bond in such amount as Parent or Buyer may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, Parent and Buyer will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to and in accordance with the terms and conditions of this Agreement.

(i) Parent and Buyer, in the exercise of their reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of any Letter of Transmittal and compliance by any Seller with the procedures and instructions set forth herein and therein, (ii) the issuance and delivery of the whole number of shares of Parent Voting Common Stock into which Shares are converted in the Merger and (iii) the method of payment of the Cash Consideration and cash in lieu of any fractional shares of Parent Voting Common Stock.

(j) In the case of outstanding Shares that are not represented by Certificates, the parties shall make such adjustments to this Article I as are necessary or appropriate to implement the same purpose and effect that this Article I has with respect to Shares that are represented by Certificates.

1.9 Tax Treatment of Certain Payments.  The parties agree to treat a portion of the Earnout Consideration and the Note Amount as interest as required under Section 483 of the Code (or any analogous provision of state or local Law).  None of the parties shall take any Tax position, including on any Tax Return, inconsistent with the treatment of such amounts as interest, except as may be required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state or local Law).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in the Company Disclosure Schedule, Company represents and warrants to Parent and Buyer that the following is true and correct.  The Company

Disclosure Schedule shall be organized to correspond to the Sections in this Article II.  Each exception set forth in the Company Disclosure Schedule shall be deemed to qualify (i) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Company Disclosure Schedule and (ii) any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation).

2.1 Corporate Organization.

(a) Company is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Company has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted.  Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.  True and complete copies of the Articles of Incorporation of Company (the “Company Articles of Incorporation”) and bylaws of Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been furnished or made available to Parent and Buyer.  Company is not in violation of any of the provisions of the Company Articles of Incorporation or Company Bylaws.

(b) Section 2.1(b) of the Company Disclosure Schedule sets forth a complete and correct list of all the Subsidiaries of Company (each, a “Company Subsidiary” and collectively, the “Company Subsidiaries”).  Section 2.1(b) of the Company Disclosure Schedule also sets forth a list identifying the number and owner of all outstanding capital stock or other equity securities of each such Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or contracts, commitments, understandings or arrangements by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements.  All of the outstanding shares of capital stock or other securities evidencing ownership of the Company Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by Company or another of its Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind (“Lien”) with respect thereto.  Each Company Subsidiary (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the Laws of its jurisdiction of organization, (ii) is duly licensed and qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect) and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  A true, correct and complete copy of the articles or certificate of incorporation or certificate of trust and bylaws (or similar governing documents) of each Company Subsidiary, as amended and currently in effect, has been delivered and made available to Parent and Buyer.  Except for its interests in the Company Subsidiaries, Company does not, as of the date of this Agreement, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.  As used in this Agreement, “Subsidiary” shall mean, when used with respect to any party, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member.

2.2 Capitalization.  The authorized capital stock of Company consists of 10,000 Shares and no shares of preferred stock.  As of the date of this Agreement, there are (i) 111 Shares issued and outstanding, (ii) 32 Shares issuable pursuant to the warrant described in Section 2.2 of the Company Disclosure Schedule (which warrant shall be contributed to the Company and cancelled prior to the Closing) and (iii) no other shares of capital stock or other voting securities of Company issued, reserved for issuance or outstanding.  All of the issued and outstanding Shares have been duly authorized and validly issued, are fully paid, non-assessable and free of preemptive rights.  As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote of Company are issued or outstanding.  Except as set forth in Section 2.2 of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Company, or otherwise obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act of 1933, as amended (the “Securities Act”), any such securities.  Except as set forth in Section 2.2 of the Company Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company.  No equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding.

2.3 Authority; No Violation.

(a) Company has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously approved by the board of directors of Company, the board of directors of Company has resolved to recommend to Company’s shareholders the approval and adoption of this Agreement and the transactions contemplated herein, and all necessary corporate action in respect thereof on the part of Company has been taken, subject to the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares (the “Requisite Shareholder Approval”).  This Agreement has been duly and validly executed and delivered by Company.  Assuming due authorization, execution and delivery by Parent, Buyer and each Seller, this Agreement constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles of Incorporation or Company Bylaws or (ii) assuming that the consents and approvals referred to in Section 2.3(a) and Section 2.4 are duly obtained and/or made, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of Company or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

2.4 Consents and Approvals.  Except for the filing of the Agreement of Merger with the Secretary of State of the State of California pursuant to the CGCL, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any foreign, federal, state or local court, administrative agency, arbitrator or commission or other governmental, prosecutorial, regulatory, self-regulatory authority or instrumentality (each, a “Governmental Entity”) are required to be made or obtained by Company or any of its Subsidiaries in connection with (a) the execution and delivery by Company of this Agreement or (b) the consummation of the transactions contemplated hereby.  The only material third-party consents necessary in connection with (i) the execution and delivery by Company of this Agreement and (ii) the consummation of the transactions contemplated hereby are set forth in Section 2.4 of the Company Disclosure Schedule.

2.5 Reports.  Company and each of its Subsidiaries have filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (“Reports”), that they were required to file (or furnish, as applicable) since January 1, 2010 with any federal, state or foreign governmental or regulatory agency or authority having jurisdiction over the Company and its Subsidiaries (collectively, the “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such

Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.  Any such Report regarding Company filed with or otherwise submitted to any Regulatory Agency, as of the date of its filing or submission, as applicable, complied in all material respects with relevant legal requirements, including as to content.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Company and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Company, examination or investigation by, any Regulatory Agency into the business or operations of Company or any of its Subsidiaries.  There are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of Company or any of its Subsidiaries, except for any such violations, criticisms or exceptions that would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

2.6 Financial Statements.

(a) Company has previously made available to Parent and Buyer copies of the following financial statements (the “Company Financial Statements”):  (i) the audited consolidated balance sheets of Company and its Subsidiaries for years ended December 31, 2011 and December 31, 2012, and the related audited consolidated statements of income and cash flow for fiscal years 2011 and 2012; (ii) the unaudited consolidated balance sheet and consolidated statements of income and cash flow for the fiscal quarter ended June 30, 2013; and (iii) the unaudited consolidated balance sheet (the “Balance Sheet” and August 31, 2013, the “Balance Sheet Date”) as of August 31, 2013.  The Company Financial Statements fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Company and its Subsidiaries as of the respective dates or for the respective periods therein set forth and have been prepared in accordance with either U.S. generally accepted accounting principles (“GAAP”) or regulatory accepted accounting procedures pursuant to regulatory requirements, as applicable, consistently applied during the periods involved, and, in the case of interim financial statements, subject to recurring year-end adjustments normal in nature and amount.  The Company Financial Statements have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries.

(b) Company maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of Company and its Subsidiaries.  Company has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting.  Since December 31, 2009, Company has not experienced or effected any material change in internal control over financial reporting.

(c) Since December 31, 2009, (i) neither Company nor any of its Subsidiaries nor, to the Knowledge of Company, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2009, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of Company, no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2009, by Company or any of its officers, directors, employees or agents to the board of directors of Company or any committee thereof or to any director or officer of Company.

(d) The books and records kept by Company and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements.

(e) Neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its Subsidiaries in Company’s or such Subsidiary’s financial statements.

2.7 Undisclosed Liabilities.  Except for (a) those liabilities that are set forth on the Balance Sheet and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and that are not and would not be, individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on the Balance Sheet if it had existed on the Balance Sheet Date.

2.8 Absence of Certain Changes or Events.  Since December 31, 2012, (a) Company and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices, (b) Company has not taken any of the actions that Company has agreed not to take or permit its Subsidiaries to take from the date hereof through the Closing Date pursuant to Section 5.2 and (c) there has not been a Material Adverse Effect.

2.9 Legal Proceedings.  Except as set forth in Section 2.9 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries.  There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries.

2.10 Taxes and Tax Returns.

(a) Company and each of its Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) all federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all respects) and has duly and timely paid or caused to be paid on its behalf all Taxes required to be paid by it (whether or not shown to be due on such Tax Returns).  Through the date hereof, Company and its Subsidiaries do not have any liability for Taxes in excess of the amount reserved or provided for on their financial statements.  Company and each of its Subsidiaries has made adequate provision on the Balance Sheet for all accrued Taxes not yet due and payable.

(b) No jurisdiction where Company and its Subsidiaries do not file a Tax Return has made a claim in writing that any of Company and its Subsidiaries is required to file a Tax Return in such jurisdiction.

(c) No Liens for Taxes exist with respect to any of the assets of Company and its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(d) There are no audits, examinations, disputes or proceedings pending or threatened in writing with respect to, or claims or assessments asserted or threatened in writing for, any Taxes of Company or any of its Subsidiaries.

(e) There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to Company and any of its Subsidiaries, which waiver or extension is in effect.

(f) All Taxes required to be withheld, collected or deposited by or with respect to Company and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity.  Company and each of its Subsidiaries has complied in all respects with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.

(g) Neither Company nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

(h) Neither Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(i) Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (ii) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(j) Neither Company nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

(k) Since January 1, 2006, neither Company nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Company or any of its Subsidiaries, and the Internal Revenue Service (“IRS”) has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by Company or any of its Subsidiaries).

(l) Neither Company nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any (i) adjustment required by a change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or (iv) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date.  Neither Company nor any of its Subsidiaries has taken any action that could defer a liability for Taxes of Company or any of its Subsidiaries from any Pre-Closing Period to any Post-Closing Period.

(m) Neither Company nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in accounting method.

(n) No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to Company or any of its Subsidiaries

(o) Since the date of its formation, the Company has been a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code, and will be an “S corporation” at all times up to and including the Closing Date.  Each of the Company’s Subsidiaries is properly treated as a “qualified Subchapter S subsidiary” within the meaning of Section 1361(b)(3) of the Code, has been so treated since the date of its formation and will be so treated at all times up to and including the Closing Date.  The Company is not, has not been, and will not be liable for any Tax under Section 1374 of the Code (or any similar provision of state or local Tax law).

(p) For the purposes of this Agreement:

(i) “Interim Period” shall mean any taxable year or period commencing on or prior to the Closing Date and ending after the Closing Date.

(ii) “Post-Closing Period” shall mean any taxable year or period that begins after the Closing Date, and, with respect to any Interim Period, the portion of such Interim Period commencing immediately after the Closing Date.

(iii) “Pre-Closing Period” shall mean any taxable year or period that ends on or before the Closing Date, and, with respect to any Interim Period, the portion of such Interim Period ending on and including the Closing Date.

(iv) “Tax” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes, imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

(v) “Tax Return” shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

2.11 Employee Benefit Plans.

(a) Section 2.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance or other compensatory or benefit plans, programs, policies or arrangements, and all retention, bonus, employment, termination, severance or other contracts or agreements to which Company or any of its Subsidiaries or any of their respective ERISA Affiliates (as hereinafter defined) is a party, with respect to which Company or any of its Subsidiaries or any of their respective ERISA Affiliates has any current or future obligation, contingent or otherwise, or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries or any of their respective ERISA Affiliates (all such plans, programs, policies, arrangements, contracts or agreements, whether or not listed in Section 2.11(a) of the Company Disclosure Schedule, collectively, the “Company Benefit Plans”).

(b) Company has delivered or made available to Buyer true, correct and complete copies of the following (as applicable):  (i) the written document evidencing each material Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500), if any, filed with the IRS for the most recent plan year, (iii) the most recently received IRS determination letter, if any, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Company Benefit Plan, (v) the most recent summary plan description, if any, for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto, (vi) all material correspondence with the Department of Labor or the IRS and (vii) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a Company Benefit Plan.

(c) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.  Neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any of its Subsidiaries has any knowledge of any material plan defect that would qualify for correction under any such program.

(d) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has since (i) January 1, 2005, been maintained and operated in good faith compliance with Section 409A of the Code and IRS Notice 2005-1, (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005-1) and (iii) January 1, 2009, been in documentary and operational compliance with Section 409A of the Code.  No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

(e) Section 2.11(e) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each a “Qualified Plan”).  The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust has not been revoked, and there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.  No trust funding any Company Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(f) No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

(g) (i) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(h) Neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Company or any of its Subsidiaries, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(j) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as hereinafter defined) that would be a liability of Company, its Subsidiaries or any of their ERISA Affiliates following the Closing.  Without limiting the generality of the foregoing, neither Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(k) None of Company and its Subsidiaries nor any of their respective ERISA Affiliates nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries, any of their respective ERISA Affiliates or any person that Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation (“PBGC”), the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Company Benefit Plan or any other party.  No Company Benefit Plan is under audit or the subject of an investigation by the IRS, the Department of Labor, the PBGC, the U.S. Securities and Exchange Commission or any other Governmental Entity, nor is any such audit or investigation pending or, to Company’s Knowledge, threatened.

(m) There are no Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States for the benefit of employees of Company or any of its Subsidiaries residing outside of the United States.

(n) Definitions.

(i) “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (v) under corresponding or similar provisions of foreign Laws, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans listed in Section 2.11(a) of the Company Disclosure Schedule.

(ii) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

2.12 Labor Matters.

(a) There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of Company or any of its Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority.  There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or threatened against or involving Company or any of its Subsidiaries and there have not been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to Company or any of its Subsidiaries at any time within five (5) years of the date of this Agreement.

(b) Neither Company nor any of its Subsidiaries is currently or at any time since January 1, 2010 has been a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.  Each of Company and its Subsidiaries are in compliance with all applicable state, federal and local Laws relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and have not engaged in any unfair labor practices or similar prohibited practices.  Except as would not result in any material liability to Company or any of its Subsidiaries, there are no complaints, whether internal or external, formal or informal, lawsuits, arbitrations, administrative proceedings or other proceedings of any nature pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any claimed beneficiary of any current or former employee or applicant for employment, any class of the foregoing or any Governmental Entity, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

2.13 Compliance with Applicable Law.  Company and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with, and are not and have not been in violation of, under any applicable Law, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to Company and its Subsidiaries, and neither Company nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to Company and its Subsidiaries.

(a) Except as would not be material to Company and its Subsidiaries, taken as a whole, Company and each of its Subsidiaries have properly administered all accounts for which Company or any of its Subsidiaries acts as a fiduciary, including accounts for which Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects.  None of Company or any of its Subsidiaries, or any director, officer or employee of Company or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to Company and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

2.14 Material Contracts.

(a) Neither Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any of the following (each contract, arrangement, commitment or understanding of the type described in this Section 2.14(a), whether written or oral and whether or not set forth in the Company Disclosure Schedule is referred to as a “Material Contract”):

(i) any contract or agreement entered into since January 1, 2010 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof), other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

(ii) any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where Company or any of its Subsidiaries is a lender, borrower or guarantor other than agreements evidencing deposit liabilities, trade payables and contracts or agreements relating to borrowings entered into in the ordinary course of business;

(iii) any contract or agreement limiting the freedom of Company or any of its Subsidiaries to engage in any line of business or to compete with any other Person or prohibiting Company or any of its Subsidiaries from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(iv) any contract or agreement with any Affiliate of Company or its Subsidiaries;

(v) any agreement of guarantee, support or indemnification by Company or its Subsidiaries or the assumption or endorsement by Company or its Subsidiaries of, or any similar commitment by Company or its Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

(vi) any agreement which would be terminable other than by Company or its Subsidiaries or any agreement under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

(vii) any alliance, cooperation, joint venture, shareholders’ partnership or similar agreement involving a sharing of profits or losses relating to Company or any of its Subsidiaries;

(viii) any employment agreement with any employee or officer of Company or any of its Subsidiaries;

(ix) any broker, distributor, dealer, agency, sales promotion, customer or client referral, underwriter, administrative services, market research, market consulting or advertising agreement providing for annual payments by Company or its Subsidiaries of more than $25,000;

(x) any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of Company or its Subsidiaries;

(xi) any contract or agreement that contains any (w) exclusive dealing obligation, (x) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (y) “most favored nation” or similar provision or (z) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(xii) any material contract or agreement which would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement;

(xiii) any contract under which Company or any Company Subsidiary will have an obligation with respect to an “earn-out,” contingent purchase price or similar contingent payment obligation, or any other material liability after the date hereof;

(xiv) any lease or other contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments for the lease year that includes December 31, 2012, as applicable, were in excess of $25,000;

(xv) any contract or agreement for the use or purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by Company or its Subsidiaries of $25,000; and

(xvi) any contract not listed above that is material to the financial condition, results of operations or business of Company or its Subsidiaries.

(b) Company and its Subsidiaries have performed in all material respects all of the obligations required to be performed by them and are entitled to all accrued benefits under, and are not alleged (or otherwise to the Knowledge of Company) to be in default in respect of, each Material Contract to which Company or its Subsidiaries are a party or by which Company or its Subsidiaries are bound, except as would not, individually or in the aggregate, be material to Company and its Subsidiaries.  Each of the Material Contracts is valid and binding on Company or its applicable Subsidiary and in full force and effect, without amendment, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or its Subsidiaries or, to the Knowledge of Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except, as would not, individually or in the aggregate, be material to Company and its Subsidiaries.

2.15 Agreements with Regulatory Agencies.  Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, a “Company Regulatory Agreement”), nor does Company have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Agency that could reasonably be expected to lead to the issuance of any such Company Regulatory Agreement.

2.16 Investment Securities.

(a) Each of Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Company or any of its Subsidiaries and except for such defects in title or Liens that would not be material to Company and its Subsidiaries.  Such securities are valued on the books of Company and its Subsidiaries in accordance with GAAP.

(b) Company and its Subsidiaries employ investment, securities risk management and other policies, practices and procedures which Company believes are prudent and reasonable in the context of such businesses.

2.17 Derivative Instruments.  All Derivative Transactions, whether entered into for the account of Company or one of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent business practice and applicable Laws and other policies, practices, procedures employed by Company, as applicable and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one of their respective Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law), and are in full force and effect.  Company and its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent required, and, to Company’s Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.  The financial position of Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of Company and such Subsidiaries in accordance with GAAP.  As used herein, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

2.18 Environmental Liability.

(a) Each of Company and its Subsidiaries, and, to Company’s Knowledge, any property in which Company or any of its Subsidiaries holds a security interest is, in material compliance with all local, state or federal environmental, health or safety Laws (collectively, “Environmental Laws”).

(b) There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries, nor are there governmental or third-party environmental investigations or remediation activities or governmental investigations that seek to impose or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries, of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of

Company, threatened against Company or any of its Subsidiaries, which liability or obligation would reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.  To the Knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to, individually or in the aggregate, be material to Company and its Subsidiaries, taken as a whole.

(c) To the Knowledge of Company, during or prior to the period of Company’s or any of its Subsidiaries’ ownership or operation of any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to, individually or in the aggregate, be material to Company and its Subsidiaries, taken as a whole.

(d) Company is not subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.  There has been no written third-party environmental site assessment conducted since January 1, 2010 assessing the presence of hazardous materials located on any property owned or leased by Company or any of its Subsidiaries as of the date of this Agreement that has not been delivered to Buyer prior to the date of this Agreement.

2.19 Insurance.  Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by companies and their subsidiaries of comparable size and operations to Company and its Subsidiaries.  Section 2.19 of the Company Disclosure Schedule contains a list of all insurance policies applicable and available to Company and its Subsidiaries with respect to its business or that are otherwise maintained by or for Company or its Subsidiaries (the “Company Policies”) and Company has provided true and complete copies of all such Company Policies to Buyer.  There is no claim for coverage by Company or any of its Subsidiaries pending under any of such Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Company Policies or in respect of which such underwriters have reserved their rights.  Each Company Policy is in full force and effect and all premiums payable by Company or its Subsidiaries have been timely paid, by Company or its Subsidiaries, as applicable.  Neither Company nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to or material alteration of coverage under any of such Company Policies.

2.20 Title to Property.

(a) Section 2.20(a) of the Company Disclosure Schedule lists (i) all real property owned by Company or any Company Subsidiary (the “Owned Real Property”); (ii) all leases, subleases, licenses or other contracts pursuant to which Company or its Subsidiaries leases land and/or buildings (the “Real Property Leases”); and (iii) all leases, subleases, licenses or other use agreements between Company or any of its Affiliates, as landlord, sublandlord or licensor, and third parties with respect to Owned Real Property or parcels of real property leased to Company pursuant to the Real Property Leases (the “Leased Premises”), as tenant, subtenant or licensee (“Tenant Leases”), and all such documentation has been made available to Buyer on or prior to the date hereof.

(b) Except as would not be material to Company, Company or one of its Subsidiaries has (i) good and marketable title to all Owned Real Properties, free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties ((A) through (D) collectively, “Permitted Encumbrances”); and (ii) has good and marketable leasehold interests in all Leased Premises, free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases.  All of the land, buildings, structures, facilities and other improvements leased or used by Company or any of its Subsidiaries in the conduct of Company’s or such Subsidiary’s business other than those items that comprise part of the Owned Real Property are included in the Leased Premises.

(c) No Person other than Company and its Subsidiaries has (or will have, at Closing) (i) any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (ii) any right to use or occupy any portion of the Leased Premises.  All buildings, structures, fixtures and appurtenances comprising part of the Owned Real Property are in good operating condition and have been well-maintained, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the purposes to which they are used in the conduct of Company’s business.  Company and its Subsidiaries do not use in their business any material real property other than the Owned Real Property and the Leased Premises.

(d) Each of the Real Property Leases and each of the Tenant Leases is valid and binding on Company or its applicable Subsidiary and is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or its Subsidiaries or, to the Knowledge of Company, with respect to the other parties thereto, and neither Company nor, to the Knowledge of Company, any other party thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except where such event of default would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(e) Except as would not be material to Company, (i) Company and its Subsidiaries have good, valid and marketable title to all of the personal property of Company and its Subsidiaries (“Personal Property”) and (ii) each of the leases under which Company or its Subsidiaries lease Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the Knowledge of Company, the lessor.

2.21 Intellectual Property.

(a) Company and its Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens, all material Intellectual Property used or held for use by Company and its Subsidiaries as of the date hereof (collectively, the “Company Intellectual Property”) in the manner that it is currently used by Company and its Subsidiaries.

(b) Section 2.21(b) of the Company Disclosure Schedule lists all Company Intellectual Property that is the subject of a registration, issuance or pending application.

(c) Neither Company nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, to the Knowledge of Company, neither Company nor any of its Subsidiaries has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party.  To the Knowledge of Company, no third party has interfered with, infringed upon, misappropriated or violated any Company Intellectual Property.  Neither Company nor any of its Subsidiaries licenses to, or has entered into any exclusive agreements relating to any Company Intellectual Property with, third parties, or permits third parties to use any Company Intellectual Property rights.  Neither Company nor any of its Subsidiaries owes any material royalties or payments to any third party for using or licensing to others any Company Intellectual Property.

(d) Neither Company nor any of its Subsidiaries is a party to any agreement to indemnify any Person against a claim of infringement of or misappropriation by any Company Intellectual Property.

(e) For the purposes of this Agreement, “Intellectual Property” shall mean any or all of the following and all rights in, arising out of or associated with:  all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and, in each case, any applications therefore, mask works, net lists, technology, web sites, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form) and tangible or intangible proprietary information or material of a Person.

2.22 Broker’s Fees.  Neither Company nor any Company Affiliate has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

2.23 No Investment Adviser.  Neither Company nor any Company Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

2.24 Loans.

(a) Each loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) payable to Company or its Subsidiaries (i) is evidenced by Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  For the purposes of this Agreement, “Loan Documentation” means all Loan files and all documents included in Company’s or any of its Subsidiaries’ file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

(b) (i) Section 2.24(b) of the Company Disclosure Schedule sets forth a list of all Loans as of the date hereof by Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Company or any of its Subsidiaries, and (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated.

(c) Each Loan payable to Company or its Subsidiaries (i) was originated or purchased by Company or its Subsidiaries and its principal balance as shown on Company’s books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor and (iii) complies, and at the time the Loan was originated or purchased by Company or its Subsidiaries complied, including as to the Loan Document related thereto, in all material respects with all applicable requirements of federal, state and local Laws, including with respect to solicitation, origination, administration and servicing.

(d) With respect to each Loan payable to Company or its Subsidiaries that is secured, Company or its Subsidiary has a valid and enforceable Lien on the collateral described in the documents relating to such Loan, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

(e) To the Knowledge of Company, each Loan included in a pool of Loans originated, acquired or serviced by Company or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool.  None of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or Pools or participations in Loans or Pools contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the Obligor on any such Loan.

2.25 Related Party Transactions.

(a) Section 2.25(a) of the Company Disclosure Schedule identifies all agreements or arrangements between Company or any Company Subsidiary, on the one hand, and any shareholder or Affiliate of Company (other than Company and its direct or indirect wholly owned Subsidiaries), on the other hand, and all agreements or arrangements pursuant to which any shareholder or Affiliate of Company (other than Company and its direct or indirect wholly owned Subsidiaries) is a party and Company or any Company Subsidiary receives services or goods, including any such agreements or arrangements between any direct or indirect wholly owned Company Subsidiary, on the one hand, and any non-wholly owned Company Subsidiary, on the other hand.  No relationship, direct or indirect, exists between or among Company and its Subsidiaries or any of their respective Affiliates, on the one hand, and any director, officer, member, shareholder, customer or supplier of Company or any of its Affiliates, on the other hand, which would be required by the Securities Act to be disclosed in a registration statement on Form S-1.  As used in this Agreement, “Affiliate” means (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and “control,” with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

(b) No shareholder or Affiliate of Company (other than Company and its Subsidiaries) owns any material property or asset used in the conduct of the business of Company and its Subsidiaries.

2.26 Takeover Laws.  The board of directors of Company has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law.

2.27 Approvals.  As of the date of this Agreement, Company knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.  The information relating to Company and its Subsidiaries that is provided by Company, its Subsidiaries or any officer, director, employee, agent or investment banker, financial advisor, attorney, accountant or other retained representative or agent thereof for inclusion in any application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each of the Sellers severally (but not jointly) represents and warrants to Parent and Buyer that the following is true and correct.

3.1 Authority; No Violation.

(a) Each Seller has the requisite power and authority (including in the case of any Seller that is a trust, the requisite power and authority under its trust documents), and, in the case of any Seller that is a natural Person, is competent, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary action on the part of the applicable Seller (including, in the case of any Seller that is a trust, all necessary approvals of this Agreement by any trustee and any beneficiary of such Seller), and no other action or proceeding on the part of the applicable Seller (or in the case of any Seller that is a trust, on the part of any trustee or beneficiary of such Seller) is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  In the case of any Seller that is a trust, the Person executing this Agreement on behalf of the applicable Seller is the trustee of such Seller and is authorized to act on behalf of such Seller.  This Agreement has been duly and validly executed and delivered by the applicable Seller.  Assuming due authorization, execution and delivery by Parent, Buyer, Company and each other Seller, this Agreement constitutes a valid and binding obligation of the applicable Seller, enforceable against such Seller in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.  If any Seller is a natural Person and is married, and such Seller’s Company Common Stock constitutes community property or spousal or other approval is otherwise required for this Agreement to be legal, valid and binding, the execution, delivery and performance of this Agreement and the consummation by the applicable Seller of the transactions contemplated hereby have been duly authorized by, and, assuming the due authorization, execution and delivery by Parent, Buyer, Company and each of the other Sellers, constitute a legal, valid and binding obligation of the applicable Seller’s spouse, enforceable against such spouse in accordance with their terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Neither the execution and delivery of this Agreement by each Seller nor the consummation by each Seller of the transactions contemplated hereby, nor compliance by each Seller with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles of Incorporation or Company Bylaws or, if any Seller is not a natural Person, violate any provision of the Organizational Documents of such Seller, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to such Seller or any of its respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of such Seller under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which such Seller is a party, or by which they or any of their properties, assets or business activities may be bound or affected, except, in the case of clauses (ii) and (iii) above, for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or otherwise prevent the Seller from performing, or cause the Seller to materially delay their performance of, their obligations under this Agreement.  In the case of any Seller that is a trust, the applicable Seller is a trust duly formed and validly existing under the Laws of its jurisdiction of formation, pursuant to a declaration of trust or similar trust formation document currently in effect.  In the case of any Seller that is not a natural Person or a trust, the applicable Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation.

3.2 Consents and Approvals.  The execution, delivery and performance of this Agreement by each Seller does not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Entity or any other third party.

3.3 Title to Company Common Stock.  Except as set forth in Schedule A, each Seller is, and as of the Closing will be, the record and beneficial owner of the Company Common Stock set forth opposite such Seller’s name on Schedule A, free and clear of all Liens and, in the case of any Seller that is a trust, any claims under such trust by any beneficiary thereunder or any other Person.  Upon transfer of the Company Common Stock to Buyer at the Closing in accordance with Article I, Buyer will receive good and marketable title to the Company Common Stock as set forth opposite each Seller’s name on Schedule A, free and clear of all Liens (including those set forth in Schedule A).

3.4 Broker’s Fees.  No Seller has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

3.5 Investment Decision.  Each Seller acknowledges that the shares of Parent Voting Common Stock acquired hereby have not been registered under the Securities Act or under any state securities laws, and is aware that the sale of such shares to it is being made in reliance on a private placement exemption from registration under the Securities Act.  Each Seller (a) is acquiring the shares of Parent Voting Common Stock for its own account pursuant to an exemption from registration under the Securities Act for investment only and with no present intention of distributing any of such shares to any person or any arrangement or understanding with any other persons regarding the distribution of such shares, (b) will not sell or otherwise dispose of any of such shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (c) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in such shares and to form an investment decisions with respect thereto, (d) has the ability to bear the economic risks of its prospective investment in such shares and can afford the complete loss of such investment and (e) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).  Each Seller understands that Parent will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements and agrees that if any of the representations and acknowledgements deemed to have been made by it by its purchase of shares of Parent Voting Common Stock is no longer accurate, it shall promptly notify Parent.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Except as (i) disclosed in the Buyer Disclosure Schedule or (ii) disclosed in any report, schedule, form or other document filed with, or furnished to, the Securities and Exchange Commission by Parent prior to the date hereof and on or after the date on which Parent filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Parent and Buyer hereby represent and warrant to Company that the following is true and correct.  The Buyer Disclosure Schedule shall be organized to correspond to the Sections in this Article IV.  Each exception set forth in the Buyer Disclosure Schedule shall be deemed to qualify (A) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Buyer Disclosure Schedule and (B) any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation).

4.1 Corporate Organization.  Each of Parent and Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.2 Capitalization.  The authorized capital stock of Parent consists of (a) 200,000,000 shares of Parent Common Stock, of which, as of June 30, 2013 (the “Parent Capitalization Date”), 14,976,979 shares of Parent Voting Common Stock are issued and outstanding, 574,258 shares of Parent Non-Voting Common Stock are issued and outstanding and 1,157,921 shares of Parent Common Stock are held in treasury and (b) 50,000,000 shares of preferred stock, par value $0.01 per share, of Parent, of which 1,432,000 shares are issued and outstanding as of the Parent Capitalization Date.  All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.  As of the Parent Capitalization Date, there were 631,901 shares of Parent Common Stock reserved for issuance upon exercise of warrants, upon exercise of options granted as employment inducement awards or as founders options and under Parent’s equity compensation plans (the “Parent Options”).  As of the Parent Capitalization Date, except pursuant to (i) this Agreement; (ii)

outstanding warrants to purchase, in the aggregate, 1,635,000 shares of Parent Common Stock; and (iii) the Parent Options, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Parent, or otherwise obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.  The shares of Parent Voting Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

4.3 Authority; No Violation.

(a) Each of Parent and Buyer has full corporate or like power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate or like action on the part of Parent and Buyer.  No other corporate proceedings (including any approval of Parent’s stockholders) on the part of Parent or Buyer are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and Buyer.  Assuming due authorization, execution and delivery by Company and each of the Sellers, this Agreement constitutes a valid and binding obligation of Parent and Buyer, enforceable against them in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Neither the execution and delivery of this Agreement by Parent or Buyer, nor the consummation by Parent or Buyer of the transactions contemplated hereby, nor compliance by Parent or Buyer with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of Parent or Buyer or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or Buyer or any of their Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or Buyer or any of their Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Parent or Buyer or any of their Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits that would not reasonably be expected to, either individually or in the aggregate, have a Buyer Material Adverse Effect.

4.4 Consents and Approvals.  Except for (a) the filing of any required applications, filings or notices with or to federal or state banking authorities, including the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Federal Deposit Insurance Corporation, and approval of or non-objection to such applications, filings and notices, (b) the filing of the Agreement of Merger with the Secretary of State of the State of California pursuant to the CGCL, (c) and such other filings and reports as required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, no consents, approvals or authorizations of or filings or registrations with any Governmental Entity, or of or with any third party, are required to be made or obtained by Parent, Buyer or any of their Subsidiaries in connection with (i) the execution and delivery by Parent and Buyer of this Agreement or (ii) the consummation by Parent and Buyer of the transactions contemplated hereby, except for such consents, approvals, authorizations, filings or registrations that would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.

4.5 Legal Proceedings.

(a) Neither Parent nor Buyer nor any of their Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent or Buyer, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent, Buyer or any of their Subsidiaries that would reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.

(b) There is no injunction, order, judgment or decree imposed upon Parent or Buyer that would reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.

4.6 Available Funds.  Parent and Buyer have available to them all funds necessary to satisfy all of their obligations hereunder and to consummate the transactions contemplated hereby.

4.7 Broker’s Fees.  Except for Sterne Agee & Leach, neither Parent nor Buyer nor any of their Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

4.8 Approvals.  As of the date of this Agreement, Parent and Buyer know of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.  The information relating to Parent and its Subsidiaries that is provided by Parent, its Subsidiaries or any officer, director, employee, agent or investment banker, financial advisor, attorney, accountant or other retained representative or agent thereof for inclusion in any application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business of Company Prior to the Closing Date.  During the period from the date of this Agreement to the Closing Date, except as expressly contemplated or permitted by this Agreement, Sellers shall cause Company and each of its Subsidiaries to, and Company shall and shall cause each of its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization, its rights, franchises and other authorizations issued by Governmental Entities and its current relationships with its customers, regulators, employees and other persons with which it has business or other relationships and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of any of the parties hereto to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2 Forbearances of Company.  During the period from the date of this Agreement to the Closing Date, except as set forth in Section 5.2 of the Company Disclosure Schedule or as expressly required by this Agreement, Sellers shall not permit Company or any of its Subsidiaries to do, and Company shall not and shall not permit any of its Subsidiaries to do, any of the following, without the prior written consent of Buyer:

(a) create or incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, in each case other than in the ordinary course of business consistent with past practice or in an amount and on terms approved by Parent in its sole discretion and required to effect the distribution described in the proviso of Section 5.2(d);

(b) sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a direct or indirect wholly owned Company Subsidiary, other than in the ordinary course of business consistent with past practice;

(c) (i) acquire direct or indirect control over any business or Corporate Entity, whether by stock purchase, merger, consolidation or otherwise or (ii) make any other investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other Person;

(d) (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution (except for dividends paid in the ordinary course of business by any direct or indirect wholly owned Company Subsidiary to Company or any other direct or indirect wholly owned Company Subsidiary), or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest, provided that Company may distribute to the Sellers an amount equal to the shareholders’ equity of Company immediately prior to the Closing (as set forth in the books and records of Company prepared in good faith and in accordance with GAAP) if following such distribution Company will have shareholders’ equity of no less than zero at the Closing, (iii) grant any stock appreciation rights, restricted stock units or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (iv) issue or commit to issue any additional shares of capital stock of Company or sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Company Subsidiary or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(e) except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof, (i) increase in any manner the compensation or benefits of any of the current or former directors, officers or employees of Company or its Subsidiaries, (ii) pay or commit to pay any amounts not otherwise due to any of the current or former directors, officers or employees of Company or its Subsidiaries, (iii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any employee benefit plan or agreement or employment agreement with or for the benefit of any of the current or former directors, officers or employees of Company or its Subsidiaries (or newly hired employees), (iv) accelerate the vesting or payment or cause to be funded or otherwise secure the payment of any compensation and/or benefits, (v) amend, extend, renew or enter into any collective bargaining agreement or Company Benefit Plan or make any material determinations not in the ordinary course of business consistent with past practice under any Company Benefit Plan, (vi) hire or terminate the employment of any employee who has (in the case of employees to be terminated) or would have (in the case of employees to be hired) target total compensation of $100,000 or more or (vii) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

(f) (i) settle any claim, action or proceeding or waive, compromise, assign, cancel or release any material rights or claims or (ii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(g) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, subject to Section 5.2(f), in the ordinary course of business and consistent with past practice;

(h) (i) make any change in accounting methods or systems of internal accounting controls (or the manner in which it accrues for liabilities), except as required by changes in GAAP as concurred in by its independent auditors, or (ii) except as may be required by GAAP and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets, including writing off notes or accounts receivable;

(i) make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return,

enter into any closing agreement with respect to Taxes, settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(j) enter into any new line of business or adopt or implement any amendment to any of its Organizational Documents;

(k) enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 2.14, other than in the ordinary course of business consistent with past practice; provided, that in no event shall Company or any Company Subsidiary enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 2.14(a)(iii), (iv), (vi), (vii), (x), (xi) or (xiii) or that calls for aggregate annual payments of $75,000 or more;

(l) make, or commit to make, any capital expenditures in excess of $10,000 individually or $50,000 in the aggregate, other than in the ordinary course of business consistent with past practice or as disclosed in Company’s capital expenditure budget set forth in Section 5.2(l) of the Company Disclosure Schedule; or

(m) agree to, or make any commitment to, take, or adopt any resolutions of board of directors of Company in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1 Efforts and Actions to Cause the Closing to Occur.

(a) Each of the parties hereto shall, and shall cause their Subsidiaries, as applicable, to, use their respective reasonable best efforts to (i) take, or cause to be taken, and assist and cooperate with the other party in taking, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated hereby (including, for purposes of this Section 6.1, actions required in order to continue any contract or agreement of Company or its Subsidiaries following Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and assist and cooperate with the other party in obtaining) any action, nonaction, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement (the “Regulatory Approvals”).  The parties hereto shall cooperate with each other and promptly prepare and file all necessary documentation, and effect all applications, notices, petitions and filings to obtain as promptly as practicable all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals.  Each of the parties hereto shall use their respective reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement.  Notwithstanding anything set forth in this Agreement, under no circumstances shall Parent, Buyer or Merger Sub be required, and Sellers, Company and Company Subsidiaries shall not be permitted (without Parent’s and Buyer’s written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction, involving Parent, Buyer, Merger Sub, Company or any of their respective Subsidiaries pursuant to this Section 6.1 or otherwise in connection with obtaining the foregoing actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals, that would be, or would be reasonably likely to be, individually or in the aggregate, material to Parent or Buyer, or Company and its Subsidiaries taken as a whole, in each case measured on a scale relative to Company and its Subsidiaries, taken as a whole (a “Materially Burdensome Regulatory Condition”); provided, that if requested by Parent or Buyer, then Sellers, Company and Company Subsidiaries will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on Sellers and/or Company and its Subsidiaries, as applicable, only in the event the Closing occurs.

(b) Subject to Section 6.1(a) and applicable Laws relating to the exchange of information, each of the parties hereto shall, upon request, furnish each other party with all information concerning Parent, Buyer, Sellers, Company and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of the parties hereto or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.  Each of the parties hereto shall have the right to review in advance and, to the extent practicable, each will consult the others on, in each case subject to applicable Laws relating to the exchange of information, any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

(c) Subject to applicable Law, each of the parties hereto shall keep each other party apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, subject to applicable Law, Sellers and Company agree to (i) promptly furnish Parent and Buyer with copies of notices or other communications received by Sellers, Company or any Company Subsidiary (or written summaries of communications received orally), from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) provide Parent and Buyer reasonable opportunity to review in advance, and accept the reasonable comments of Parent or Buyer in connection with, any proposed communication to, including any filings with, any Governmental Entity and (iii) consider in good faith Parent’s and Buyer’s views with respect to, and confer in good faith with Parent and Buyer to resolve, any disagreement as to strategy with respect to any communication by Sellers, Company or any Company Subsidiary with any Governmental Entity or third party relating to the transactions contemplated by this Agreement.  Each of the Sellers and Company agrees not to, and agrees to cause any Company Subsidiary not to, participate in any meeting or substantive discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated hereby unless it consults with Parent and Buyer in advance and, to the extent not prohibited by applicable Law, gives Parent and Buyer the opportunity to attend and participate.  Any such disclosures or rights to participate may be made on an outside counsel-only basis to the extent required under applicable Law.

6.2 Access to Information.

(a) During the period prior to the Closing, Company shall, and Sellers shall cause Company to, give Parent and Buyer and its counsel, accountants and other representatives:  (i) access to all of the properties, books, records, contracts and documents of Company and its Subsidiaries for the purpose of such inspection, investigation and testing as Parent or Buyer deems reasonably appropriate (and Company and Sellers shall furnish or cause to be furnished to Parent and Buyer and their representatives all information with respect to the business and affairs of Company and its Subsidiaries as Parent or Buyer may reasonably request); (ii) reasonable access to employees, agents and representatives for the purposes of such meetings and communications as Parent or Buyer reasonably desires; and (iii) reasonable access to vendors, customers and others having business dealings with Company or its Subsidiaries.

(b) Each of the Sellers agrees that, from and after the Closing, it shall not, disclose to any Person, or use for the benefit of itself or others, any confidential information or trade secrets of Company or Company Subsidiaries; provided, however, that this Section 6.2(b) shall not preclude any Seller from use or disclosure of such information (i) if use or disclosure of such information is required by applicable Law, (ii) if use or disclosure of such information is required in connection with any bona fide claim against or involving such Seller or (iii) such information is readily ascertainable from public information; provided, further, that in the case of clauses (i) and (ii), the applicable Seller thereof shall provide Parent and Buyer, to the extent practicable, with adequate prior notice to allow Parent or Buyer to seek an appropriate protective order, and shall reasonably cooperate with Parent and Buyer in connection therewith.

6.3  Public Disclosure.  Each of the parties hereto agrees that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent, Buyer and Company.  Company, Parent and Buyer will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public (or non-confidential) statement or comment prior to the issuance of such press release or such other statement or comment relating to this Agreement or the transactions contemplated hereby.  In addition, each of the Sellers and Company shall not issue any such press release or such other statement or comment without the prior approval of Parent and Buyer (which approval shall not be unreasonably withheld or delayed), except as may be required by applicable Law.

6.4 Further Assurances.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger and the other transactions contemplated by this Agreement.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Sellers shall take all such necessary action as may be reasonably requested by Parent or Buyer.

6.5 Legend.  (a)  Each Seller agrees that all certificates (or book-entry recordation) or other instruments representing the shares of Parent Voting Common Stock issuable hereunder will bear a legend (or restrictive code) substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

(b) Upon the request of a Seller and the receipt by Parent from the Seller of an opinion of counsel to such Seller reasonably satisfactory to Parent to the effect that the restriction referenced in the foregoing legend (or restrictive code) is no longer required in order to ensure compliance with the Securities Act and applicable state laws, as the case may be, Parent shall cause the legend to be removed from any certificate (or restrictive code from any book entry recordation).

6.6 Notification of Certain Matters.  Each party hereto shall give prompt notice to the others of any fact, change, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, changes, events and circumstances known to it, to have or to result in any Material Adverse Effect or Buyer Material Adverse Effect, as applicable, or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein.

6.7 Company Shareholder Approval.  Sellers and Company will take, in accordance with applicable Law and the Company Articles of Incorporation and Company Bylaws, all action necessary to convene a meeting of the shareholders of Company as promptly as practicable after the date hereof, to consider and vote upon the approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger), and shall not postpone or adjourn such meeting except to the extent required by Law.  The board of directors of Company shall recommend the approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger) by the shareholders of Company and shall take all lawful action to solicit such approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger).  Notwithstanding the foregoing, Company’s obligations under this Section 6.7 shall be discharged in the event that a true and correct copy of the executed irrevocable written consent in the form attached hereto as Exhibit C (the “Written Consent”) approving and adopting this Agreement and the transactions contemplated hereby (including the Merger), and constituting the Requisite Shareholder Approval, shall have been signed, dated and delivered to Company in accordance with Section 603 of the CGCL (and a copy thereof shall have been delivered to Parent and Buyer).

6.8 Parent Restricted Stock Grant. Parent shall use its reasonable best efforts to grant, effective on the Closing Date, shares of restricted Parent Voting Common Stock to the employees of Company and in the amounts in each case as set forth on Schedule C, representing shares of Parent Voting Common Stock contributed in connection with the transaction by the

Sellers under Section 1.7(b), with such awards of restricted Parent Voting Common Stock to be on terms and conditions determined in the sole discretion of the board of directors of Parent, but with a vesting schedule not exceeding three years from the date of grant.

6.9 Section 338(h)(10) Election.

(a) During the period from the date of this Agreement to the Closing Date, the Sellers and Buyer shall cooperate in determining the effect on Sellers and Buyer of making an election under Section 338(h)(10) of the Code (and any corresponding elections under any applicable state or local Tax Law) with respect to the acquisition of the Shares in the Merger pursuant to this Agreement (the “Section 338 Election”), including that Sellers shall provide Buyer with Tax basis and other information in respect of the assets and liabilities of the Company.

(b) Buyer shall be entitled to elect, in its sole discretion, that a Section 338 Election be made, and shall notify the Sellers’ Representative of such election at least three (3) days prior to the Closing Date.  In the event Buyer so elects that a Section 338 Election be made, (i) the Sellers and Buyer shall, or shall cause their relevant Affiliates to, jointly make a timely and irrevocable Section 338 Election at the Closing and (ii) Buyer shall indemnify the Sellers for the amount of any liability for Taxes imposed on the Sellers in respect of the Merger as a result of the Section 338 Election (taking into account the deemed liquidation of the Company) and that would not have been imposed but for the making of the Section 338 Election (other than any Taxes imposed under Section 1374 of the Code), provided that Buyer shall not be required to so indemnify the Sellers in respect of any Taxes arising by reason of the failure of the Company to qualify as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code .  To effectuate the Section 338 Election, Sellers shall deliver to Buyer at the Closing three (3) originals of IRS Form 8023 (including all signatures on an attachment to Form 8023).  Buyer shall execute the originals and return two (2) originals to Sellers.

(c) Sellers and Buyer shall cooperate in the preparation and filing of all forms, attachments and schedules necessary to effectuate the Section 338 Election, including IRS Form 8023 as described above, IRS Form 8883 and any similar forms under applicable state and local income Tax Laws (collectively, the “Section 338 Forms”) in a manner consistent with the Final Section 338 Allocation.  Buyer and Sellers shall, or shall cause their relevant Affiliates to, timely file such Section 338 Forms with the applicable taxing authorities.  Sellers and Buyer agree that neither of them shall, nor shall permit any of their Affiliates to, revoke the Section 338 Election following the filing of the Section 338 Forms without the prior written consent of Sellers or Buyer, as the case may be.  Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state or local Tax Law), each Seller and Buyer shall, and shall cause their Affiliates to, file all Tax Returns in a manner consistent with the Section 338 Election and the Section 338 Forms and take no position contrary thereto on any Tax Return or in connection with any Tax proceeding.

(d) Within forty-five (45) calendar days after the Closing Date, Buyer shall deliver to Sellers' Representative a schedule setting forth the allocation of the Closing Date Consideration (including the Note Amount, if any) among the assets of the Company, which schedule shall be prepared in a manner consistent with Sections 338 and 1060 of the Code (the

"Section 338 Allocation Schedule").  If there is any dispute concerning the Section 338 Allocation Schedule, Sellers' Representative shall notify Buyer within thirty (30) calendar days after receiving the Section 338 Allocation Schedule.  If within thirty (30) calendar days after Sellers' Representative's receipt of the Section 338 Allocation Schedule, Sellers' Representative shall not have objected in writing to the Section 338 Allocation Statement, then the Section 338 Allocation Statement shall become the Final Section 338 Allocation.  If Sellers' Representative objects in writing to the content of the Section 338 Allocation Schedule within thirty (30) calendar days after receipt of the Section 338 Allocation Schedule, then Buyer and Sellers' Representative shall attempt to resolve any such disagreement in good faith.   If within fifteen (15) calendar days of such notification, Buyer and Sellers' Representative shall have been unable to resolve their dispute, all unresolved items shall be determined within a reasonable time by an accounting firm of national repute mutually selected by Buyer and Sellers’ Representative (the “Accounting Firm”).  The Section 338 Allocation Schedule, as prepared by Buyer if no timely Seller objection has been given, as adjusted pursuant to an agreement between Buyer and Sellers' Representative (on behalf of the Sellers) or as determined pursuant to the decision of the Accounting Firm shall be final (the “Final Section 338 Allocation”).  Each of Parent or Buyer, on one hand, and Sellers' Representative (on behalf of Sellers), on the other hand, shall pay one half (50%) of the fees and expenses of the Accounting Firm.  The Final Section 338 Allocation is and shall be final and binding on all parties.  Except as required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state or local Tax Law), each of the parties shall, and shall cause their respective Affiliates to, file all Tax Returns in a manner consistent with the Final Section 338 Allocation and shall not take, or permit any of their respective Affiliates to take, any position inconsistent therewith on any Tax Return or in connection with any Tax proceeding.  Any adjustments to the purchase price under any provision of this Agreement, including the receipt of the Earnout Consideration, if any, shall be allocated in a manner consistent with the Final Section 338 Allocation.

ARTICLE VII
CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Closing.  The respective obligation of Parent, Buyer and Company to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Regulatory Approvals.  All Regulatory Approvals shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated (and, in the case of the obligation of Parent and Buyer to effect the Closing, no such Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition).

(b) No Injunctions or Restraints; Illegality.  No order, injunction, decree or judgment issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(c) Requisite Shareholder Approval.  The Requisite Shareholder Approval shall have been obtained.

7.2 Conditions to Obligations of Parent and Buyer.  The obligation of each of Parent and Buyer to effect the Closing is also subject to the satisfaction or waiver by Parent and Buyer at or prior to the Closing of the following conditions:

(a) Representations and Warranties.  (i) Each of the representations and warranties of Company or Sellers, as applicable, set forth in Sections 2.1, 2.2, 2.3(a), 2.3(b)(i), 2.22, 3.1(a), 3.1(b(i), 3.3, 3.4 and 3.5 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Company or Sellers, as applicable, set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of Sellers and Company.  Each Seller and Company shall have performed in all material respects each of the obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Officer’s Certificate.  Parent and Buyer shall have received a certificate signed by each of the Sellers and by the Chief Executive Officer or Chief Financial Officer of Company on behalf of Company stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) 280G Vote.  Company shall have submitted to a vote of the shareholders of Company for their determination all payments or benefits that in the absence of such a vote could reasonably be viewed as “parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder), made to any individuals that are “disqualified individuals” (within the meaning of Section 280G(c) of the Code and the regulations thereunder).  Such shareholder vote shall meet the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, and shall be in a form reasonably satisfactory to Parent and Buyer.

(e) Cohen Agreement.  The Restricted Stock Agreement, by and between Parent and Mark Cohen, substantially in the form attached hereto as Exhibit B, shall have been executed by each of the parties thereto and shall remain in effect and shall not have been terminated.

7.3 Conditions to Obligations of Company.  The obligation of Company to effect the Closing is also subject to the satisfaction or waiver by Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties.  Each of the representations and warranties of Parent and Buyer set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) Performance of Obligations of Parent and Buyer.  Each of Parent and Buyer shall have performed in all material respects each of the obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Officer’s Certificate.  Company shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of Parent and Buyer on behalf of Parent and Buyer, respectively, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Company, Parent and Buyer;

(b) by Company or Parent or Buyer, if the Closing shall not have occurred on or before the one-year anniversary of the date hereof (provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

(c) by Company or Parent or Buyer, if any approval required to be obtained pursuant to Section 7.1(a) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(d) by Company, if Parent or Buyer have breached or are in breach of any representation, warranty, covenant or agreement on the part of Parent or Buyer contained in this Agreement in any respect, which breach would, individually or together with all such other then uncured breaches by Parent and Buyer, constitute grounds for the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied on the Closing Date and such breach is not cured within thirty

(30) Business Days after written notice thereof to Parent and/or Buyer or by its nature or timing cannot be cured within such time period;

(e) by Parent or Buyer, if Sellers or Company have breached or are in breach of any representation, warranty, covenant or agreement on the part of Sellers or Company contained in this Agreement in any respect, which breach would, individually or together with all such other then uncured breaches by Sellers and Company, constitute grounds for the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied on the Closing Date and such breach is not cured within thirty (30) Business Days after written notice thereof to Sellers and/or Company or by its nature or timing cannot be cured within such time period; or

(f) by Parent or Buyer, if the Requisite Shareholder Approval in the form of the Written Consent shall not have been signed, dated and delivered to the Company in accordance with Section 603 of the CGCL (or a copy thereof shall not have been delivered to Parent and Buyer) or shall not have become effective in accordance with the Company Articles of Incorporation and the Company Bylaws for purposes of the Company Articles of Incorporation and the Company Bylaws and the CGCL, by 11:59 p.m. (Pacific Time) on the date hereof.

8.2 Effect of Termination.  In the event of termination of this Agreement pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (a) Section 6.2(b) (Access to Information (Confidentiality)), Section 6.3 (Public Disclosure), this Article VIII (Termination and Amendment) and Article X (General Provisions) shall survive any termination of this Agreement and (b) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

8.3 Expenses.  Except as otherwise expressly provided in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the negotiation, preparation and consummation hereof, and including the fees and expenses of counsel, accountants and other experts, shall be paid by the party incurring such expense; provided that Sellers and not Company shall bear all such fees, costs and expenses incurred by Company; provided, further, that for the avoidance of doubt Buyer shall pay all reasonable and documented legal fees incurred by Mr. Seabold in connection with the negotiation of the Seabold Employment Agreement.

8.4 Amendment.  This Agreement may be amended only by an instrument in writing signed on behalf of Parent, Buyer, Company and the Sellers’ Representative (on behalf of itself and the Sellers).

8.5 Extension; Waiver.  Any term, condition or provision of this Agreement may be waived to the extent permitted by Law at any time by the party which is entitled to the benefits thereof.  The waiver of any breach of any provision under this Agreement by any party shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement.  No such waiver shall be effective unless made in writing and signed by the waiving party.  Any failure to assert, or delay in the assertion of, rights under this Agreement shall not constitute a waiver of those rights.

ARTICLE IX
INDEMNIFICATION

9.1 Indemnification of Parent and Buyer.

(a) Subject to the other provisions of this Article IX, from and after the Closing, each Seller shall severally (and not jointly), and in the case of breaches by or failures of the Company and in respect of clauses (iii) and (iv) below, pro rata in accordance with such Seller’s Pro Rata Share, indemnify, defend and hold harmless Parent, Buyer and their respective Affiliates and each of their respective past, present and future directors, officers and employees (collectively, the “Buyer Indemnitees”) from and against, and reimburse any Buyer Indemnitee for claims, costs, expenses, losses, damages, liabilities, awards, judgments, costs and expenses (including reasonable attorneys’ and consultant fees and expenses) (“Damages”) that such Buyer Indemnitee may suffer or incur, or become subject to, relating to, resulting from or arising out of the following (without duplication):  (i) the breach of any representations or warranties made by Company in Article II or Sellers in Article III as of the date hereof or as of the Closing Date (or with respect to representations and warranties that are made as of a specific date, as of such date), in each case without giving effect to any “Material Adverse Effect” or “materiality” qualifications contained in such representations and warranties; (ii) the breach or failure by Company or such Seller to perform, or cause to be performed, any of its covenants or obligations contained in this Agreement; (iii) any proceeding against Parent or Buyer by any holder or purported holder of Company Common Stock or other securities of Company, in their capacity as such, to the extent based on facts or circumstances occurring at any time before the Closing (but not including any such proceedings relating to the enforcement of rights hereunder) or to the extent relating to the allocation of the Merger Consideration among the Sellers or their assigns; or (iv) Excluded Taxes.

(b) Notwithstanding any other provision to the contrary, other than Damages arising from fraud or willful misconduct, the aggregate amount of Damages under Section 9.1(a)(i) relating to, resulting from or arising out of a breach of a representation or warranty made by Company in Article II for which any Seller shall be liable hereunder shall not exceed 15% of such Seller’s portion of the aggregate Merger Consideration.

9.2 Indemnification Procedures.

(a) A Buyer Indemnitee that may be entitled to be indemnified under this Article IX (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any event, occurrence, matter or pending or threatened suit, claim or demand (each, an “Action”) that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened Action asserted by a third party against any Indemnified Party, such Action being a “Third-Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such Action; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent (if any) that the Indemnifying Party is actually materially prejudiced by such failure; provided, further, that any notices to be delivered to or by the Sellers pursuant to this Section 9.2 shall be delivered to or by the Sellers’ Representative.

(b) Parent or Buyer shall defend all Third-Party Claims and shall not settle, compromise or discharge, or admit any liability with respect to, any Third-Party Claim that is indemnifiable under this Article IX without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that such consent of the Sellers’ Representative shall be deemed to be unreasonably withheld, conditioned or delayed if the Third-Party Claim relates to or affects the operations of the businesses of Parent, Buyer or their Subsidiaries and in Parent’s or Buyer’s good faith judgment there is a reasonable business purpose for settling, compromising, discharging or admitting liability.  Parent or Buyer, as the case may be, shall keep the Sellers’ Representative informed of all material developments relating to any such Third-Party Claims and provide the Sellers’ Representative copies of all relevant material correspondence and documentation relating thereto.

(c) All amounts owed by the Indemnifying Party to the Indemnified Party (if any) shall be paid in full within five (5) Business Days after a final judgment (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed.

9.3 Insurance Proceeds.  With respect to each indemnification obligation contained in this Article IX, all Damages shall be net of any third-party insurance proceeds that have been actually recovered by the Buyer Indemnitee(s) in connection with the facts giving rise to the right of indemnification.

9.4 Set-off.  In addition to any rights of set-off or other rights that Parent or Buyer may have at common law or otherwise, Parent or Buyer shall have the right to withhold and set-off against any amount otherwise due to be paid (but not yet paid) to any Seller (including amounts not yet paid in respect of the Merger Consideration, if any) any amounts to which any Buyer Indemnitee may be entitled to under this Article IX.  The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation of Parent or Buyer to pay such amount.

9.5 No Consequential Damages, etc.  Notwithstanding any other provision of this Agreement to the contrary, other than any Damages arising from fraud or willful misconduct, in no event shall any Indemnifying Party have any liability to any Indemnified Party for any punitive, exemplary, treble or other special damages in each such case that are intended to punish or set an example to other wrongdoers, other than any such damages awarded in respect of Third-Party Claims.

9.6 Sellers’ Representative.

(a) The Sellers hereby appoint, authorize and empower the Sellers’ Representative to be the exclusive proxy, representative, agent and attorney-in-fact of each of the

Sellers, with full power of substitution, to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of the Sellers at any time, in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of, Section 8.4 and this Article IX.  By executing this Agreement, the Sellers’ Representative accepts such appointment, authority and power.  Without limiting the generality of the foregoing, the Sellers’ Representative shall have the power to take any of the following actions on behalf of such Sellers:  (i) to give and receive notices, communications and consents under this Article IX; (ii) to receive and distribute payments pursuant to this Article IX; (iii) to waive any provision of this Article IX; (iv) to investigate, defend, contest or litigate any Action initiated by any Person against the Sellers’ Representative; (v) to receive process on behalf of any or all Sellers in any such Action; (vi) to negotiate, enter into settlements and compromises of, resolve and comply with orders of courts and awards of arbitrators or other third-party intermediaries with respect to any disputes with respect to matters which are indemnifiable pursuant to this Article IX; (vii) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Sellers’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Article IX and the transactions contemplated by this Article IX; and (viii) to consent to an amendment of this Agreement in accordance with Section 8.4.

(b) The appointment of the Sellers’ Representative by each such Seller is coupled with an interest and may not be revoked in whole or in part (including, upon the death or incapacity of such Sellers).  Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, security holders, successors and assigns of each such Seller.  All decisions of the Sellers’ Representative shall be final and binding on all of the Sellers, and no such Sellers shall have the right to object, dissent, protest or otherwise contest the same.  Each of Parent and Buyer shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Sellers’ Representative and any document executed by the Sellers’ Representative on behalf of any Sellers and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon.

(c) The Sellers’ Representative may resign by providing thirty (30) days prior written notice to each Seller and Parent and Buyer.  Upon the resignation of the Sellers’ Representative, a majority-in-interest of the Sellers shall appoint a replacement Sellers’ Representative to serve in accordance with the terms of this Agreement; provided, however, that such appointment shall be subject to such replacement Sellers’ Representative notifying Parent and Buyer in writing of his, her or its appointment and appropriate contact information for purposes of this Agreement, and each of Parent and Buyer shall be entitled to rely upon, without independent investigation, the identity of such replacement Sellers’ Representative as set forth in such written notice.

ARTICLE X
GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, except for (i) the representations and warranties made in Sections 2.1, 2.2, 2.3(a), 2.3(b)(i), 2.10, 2.11, 3.1(a), 3.1(b)(i) and 3.3, which shall survive the Closing in full force and effect until the expiration of the applicable statute of limitations, and the other representations and warranties made in Article II and Article III, which shall survive the Closing in full force and effect until the date that is twenty-four (24) months after the Closing Date, at which time they shall terminate, and (ii) those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing.

10.2 Notices.  All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally against receipt, by facsimile or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested) or by deposit with a reputable overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to Company, to:

    CS Financial, Inc.
    9595 Wilshire Blvd., Suite 801
    Beverly Hills, California  90212
    Attention:  Jeffrey Seabold
    Fax:             (424) 202-3880

    with a copy to:

    King, Holmes, Paterno & Berliner
    1900 Avenue of the Stars, 25th Floor
    Los Angeles, California
    Attention:  Keith T. Holmes, Esq.
    Fax:             (310) 282-8903

(b)  if to Parent or Buyer, to:

    Banc of California, Inc.
    18500 Von Karman Ave., Suite 1100
    Irvine, California  92612
    Attention: Chief Executive Officer
    Fax:            (949) 336-2431

    with a copy to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, New York  10019
    Attention: Matthew M. Guest, Esq.
    Fax:            (212) 403-2000

(c)  if to Sellers or the Sellers’ Representative, to:

    Jeffrey Seabold
    9595 Wilshire Blvd., Suite 801
    Beverly Hills, California 90212
    Fax:              (424) 202-3880

    with a copy to:

    King, Holmes, Paterno & Berliner
    1900 Avenue of the Stars, 25th Floor
    Los Angeles, California
    Attention:  Keith T. Holmes, Esq.
    Fax:              (310) 282-8903

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile or other wire transmission, (iii) three (3) Business Days after being deposited in the U.S. mail if sent by certified or registered mail or (iv) one (1) Business Day after being deposited with a reputable overnight courier.

10.3 Interpretation.  For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (d) the word “or” shall not be exclusive and (e) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.  This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

10.4 Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

10.5 Entire Agreement.  This Agreement (including the Company Disclosure Schedule, the Buyer Disclosure Schedule and other Schedules, Exhibits, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

10.6 Governing Law; Venue; WAIVER OF JURY TRIAL.

(a) This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of law.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the State of Delaware (the “Delaware Courts”), and, solely in connection with claims arising out of or related to this Agreement or the transactions contemplated hereby, (i) irrevocably submits to the exclusive jurisdiction of the Delaware Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Delaware Courts, (iii) waives any objection that the Delaware Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.2.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY; AND (IV) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7 Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties hereto shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party hereto is entitled at law or in equity.  Each of the parties hereto hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

10.8 Additional Definitions.  In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement:

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York or Los Angeles, California are authorized or obligated pursuant to legal requirements or executive order to be closed.

“Buyer Disclosure Schedule” shall mean the disclosure schedule dated as of the date of this Agreement and delivered by Parent and Buyer to Company concurrent with the execution and delivery of this Agreement.

“Buyer Material Adverse Effect” shall mean, with respect to Parent and Buyer, any event, development, change or effect that prevents, or would be reasonably likely to prevent, Parent and Buyer from consummating the transactions contemplated hereby.

“Company Disclosure Schedule” shall mean the disclosure schedule dated as of the date of this Agreement and delivered by Company to Parent and Buyer concurrent with the execution and delivery of this Agreement.

“Corporate Entity” shall mean a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.

“Excluded Taxes” means (i) any Taxes of Company or its Subsidiaries for any Pre-Closing Period in excess of any amounts specifically identified and reserved therefor on the face of the Balance Sheet (rather than any notes thereto) (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income), as adjusted for the passage of time through the Closing Date in accordance with the ordinary course of business of Company and its Subsidiaries consistent with past practice, (ii) any Taxes of any other Person for which Company or any of its Subsidiaries may be liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise, (iii) any Taxes imposed under Section 1374 of the Code, and (iv) any Taxes arising by reason of the failure of the Company to qualify as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code at or prior to the Closing.  For purposes of this Agreement, in the case of any taxable year or period beginning before and ending after the Closing Date, (x) Property Taxes of Company and its Subsidiaries allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire taxable year or period multiplied by a fraction, the numerator of which is the number of days during the taxable year or period that are in the Pre-Closing Period and the denominator of which is the number of days in the entire taxable year or period, and (y) Taxes (other than Property Taxes) of Company and its Subsidiaries for the Pre-Closing Period shall be computed as if such taxable year or period ended as of the close of business on the Closing Date.

“Knowledge” with respect to Sellers and Company shall mean the knowledge of those individuals set forth in Section 10.8 of the Company Disclosure Schedule.

“Law” or “Laws” shall mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

“Material Adverse Effect” shall mean, with respect to Company any event, development, change or effect that (i) is, or is reasonably likely to be, material and adverse to the business, operations, condition (financial or otherwise) or results of operations of Company and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Company to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder.

“Organizational Documents” shall mean, with respect to any Person (other than an individual), (i) the certificate of incorporation or formation of such Person, (ii) any joint venture, limited liability company, partnership or other operating agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (iii) all bylaws, instruments or agreements relating to the organization or governance of such Person.

“Parent Share Value” shall mean $14.4426.

“party” or “parties” shall mean each Seller, Company, Parent, Buyer, and Sellers’ Representative.

“Person” shall mean any individual, Corporate Entity or Governmental Entity.

“Pro Rata Share” shall mean, with respect to each Seller, the “Percentage of Company Common Stock” set forth with regard to such Seller on Schedule A hereto.

“Property Taxes” shall mean real, personal and intangible ad valorem property taxes.

10.9 Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.10 Alternative Structure.  Notwithstanding anything to the contrary contained in this Agreement, before the Closing, Parent and Buyer may revise the structure of the Merger or otherwise revise the method of effecting the Merger and related transactions if such alternative structures are beneficial to the parties from Tax, accounting, regulatory or other substantive perspectives.  This Agreement and any related documents will be appropriately amended in order to reflect any such revised structure or method.

10.11 Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Buyer may assign any of its rights and obligations under this Agreement to another direct or indirect wholly owned Affiliate of Parent.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except the rights and remedies of the Buyer Indemnitees under Article IX.

10.12 Headings.  The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BANC OF CALIFORNIA, INC.

By:/s/ Steven Sugarman
Name: Steven Sugarman
Title: Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

BANC OF CALIFORNIA, NATIONAL ASSOCIATION

By:/s/ Steven Sugarman
Name: Steven Sugarman
Title: Executive Chairman

[Signature page to Agreement and Plan of Merger]

CS FINANCIAL, INC.

By:/s/ Jeffrey Seabold
Name: Jeffrey Seabold
Title: President

[Signature page to Agreement and Plan of Merger]

SELLERS:

/s/ Jeffrey Seabold
Jeffrey Seabold

/s/ Jason Sugarman
Jason Sugarman

/s/ Elizabeth Sugarman
Elizabeth Sugarman

/s/ Michael Sugarman
Michael Sugarman

[Signature page to Agreement and Plan of Merger]

SELLERS’ REPRESENTATIVE

/s/ Jeffrey Seabold
Name: Jeffrey Seabold

[Signature page to Agreement and Plan of Merger]